UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2008

FINDEX.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

620 North 129th Street, Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 333-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On March 6, 2008, FindEx.com, Inc., the registrant (the “Company”), entered into and consummated an agreement with Barron Partners, L.P., an affiliate of and the single largest record and beneficial shareholder of the Company (“Barron”), pursuant to which certain outstanding common stock purchase warrants held by Barron were immediately canceled in exchange for a single cash payment that was made by the Company to Barron in the amount of $150,000 (the “Warrant Cancellation Agreement”).  Prior to this transaction, the subject warrants would have permitted the holder to purchase (i) up to 10,937,500 shares of the Company’s common stock at a price of $0.18 per share until November 9, 2009, and (ii) also until November 9, 2009, up to an additional 10,937,500 shares of the Company’s common stock at a price of $0.60 per share.  These warrants were originally issued in July, 2004 as part of a private placement transaction involving Barron, and they were thereafter amended in September, 2004.  As a result of this transaction, these warrants are now null and void for all purposes.

As of the date of this Current Report on Form 8-K, Barron is the record holder of 39.96% of our total outstanding common stock and, subject to the restrictions contained in Article VII, subsection B of our Articles of Incorporation, controls the vote associated with such shares.

Among other provisions, the Warrant Cancellation Agreement contains cross provisions pursuant to which each of the parties agree to indemnify one another for any liabilities resulting from the cancellation of the warrants.  The foregoing description of the Warrant Cancellation Agreement does not purport to be complete and is qualified in their entirety by the Warrant Cancellation Agreement itself, a copy of which is annexed to this Current Report on Form 8-K as Exhibit 10.30 and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

The following exhibits are filed herewith:

(d)    Exhibits

Exhibit No.	Description
10.30	Warrant Cancellation Agreement between Findex.com, Inc. and Barron Partners, L.P. dated March 6, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINDEX.COM, INC.

Dated: March 10, 2008	By:	/s/ Steven Malone
Steven Malone
President & Chief Executive Officer